EXHIBIT 99.1

For more information, contact:

David Nagler

ARYx Therapeutics, Inc.

510-585-2200 x 211

ARYx Therapeutics Reports Second Quarter 2009 Results

FREMONT, Calif., August 13, 2009 — ARYx Therapeutics, Inc. (NASDAQ:ARYX) today reported results of operations and provided a general business update for the second quarter ended June 30, 2009.

“During the second quarter, we completed the Phase 2/3 EmbraceAC clinical trial comparing tecarfarin, ARYx’s novel oral anticoagulant, to warfarin and have now completed extensive subanalyses of the data. As we continue to discuss the trial results with potential tecarfarin partners, we are also planning to meet with the Food and Drug Administration (FDA) to confirm the regulatory path to approval for the compound. Our further analyses of the substantial data set from the study confirm that the diligence of the trial’s dose control center led to the exceptional warfarin result. We believe this vigilance resulted in our missing the primary endpoint intended to show superiority of our drug. In addition, some of the further subanalyses point to specific differences between tecarfarin and warfarin treated patients that we believe could be confirmed in the second Phase 3 study to be conducted in a real world setting,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx. “Of course, our immediate focus remains on the partnering of our three lead compounds, with our top near-term priority being the completion of a partnership of our antiarrythmic agent, budiodarone.”

Company Highlights

•                  ARYx announced on July 7, 2009 data from the Phase 2/3 clinical trial of its novel, oral anticoagulant, tecarfarin (formerly ATI-5923), compared to the leading anticoagulant agent, warfarin. The results continued to demonstrate tecarfarin’s strong, predictable anticoagulant effect, in line with prior tecarfarin trials. ARYx believes that tecarfarin remains on an approvable regulatory track, even though the primary endpoint of superiority to warfarin was not met. The company is planning to meet with the FDA on next steps to agree on the path forward. At the same time, ARYx also continues its efforts to license the drug to a major pharmaceutical company;

•                  In a sub analysis performed subsequent to the original primary efficacy and safety analysis, and on data collected from the EmbraceAC trial through the

ARYx Therapeutics, Inc.

6300 Dumbarton Circle, Fremont, CA  94555  Ph: 510-585-2200  Fax: 510-585-2202

www. aryx.com

complete blinded period, the company focused on patients who were also taking concomitant medications known to inhibit cytochrome P450 2C9, the enzyme that affects the clearance of warfarin. Such medications included amiodarone (atrial fibrillation), lovastatin and fenofibrate (cholesterol lowering), and sertraline (depression), and were taken by about 30% of the enrolled patients. In patients with a targeted INR range of 2-3, the observed time in therapeutic range for this subpopulation was 69.3% on tecarfarin versus 64.9% on warfarin. This difference was statistically significant (p= 0.0398). To establish whether this difference may have clinical significance, the company performed a responder analysis on the same subpopulation. A “good responder” was a patient who was in therapeutic range more than 65% of the time through the treatment period. Good responders equated to 67.9% of the tecarfarin patients versus 53.8% of the warfarin patients, approaching statistical significance in this subpopulation (p=0.0676). According to previously published literature (Veeger et al;Br J of Haem;2005;128;513-519), in a series of over 2000 patients taking warfarin, it was shown that the adverse event rates for both bleeds and strokes were lower in good responders compared to those who were in target therapeutic range less than 65% of the time and particularly in those in range less than 45% of the time;

•                  The highest short-term priority for ARYx continued to be securing a potential partnership for budiodarone (formerly ATI-2042), an agent for the treatment of atrial fibrillation. Significantly, since the end of the second quarter, Multaq®, the atrial fibrillation therapy from Sanofi-aventis, has been launched in the United States with the labeled indication of reduction in risk of cardiovascular related hospitalizations, and at a favorable price of more than $7.00 per day. ARYx believes this strengthens the partnering prospects for budiodarone since published data (Mehra at al; Heart Rhythm; 2004;1, B64-B69) correlated a reduction in atrial fibrillation burden (the primary endpoint in the budiodarone Phase 2b clinical trial CLN-205 where statistical significance was demonstrated) directly to a reduction of cardiovascular hospitalizations in patients. The company believes there is a strong likelihood a budiodarone partnership with a large pharmaceutical company can be completed within the next couple of months;

•                  Partnering efforts on ATI-7505, an agent to treat various gastrointestinal disorders, continued during the quarter. Initial presentations of the product have been made to leading large and specialty pharmaceutical companies with a gastrointestinal therapeutic focus;

•                  ARYx’s cash position of $22.6 million as of June 30, 2009 is sufficient to fund operations through the first quarter of 2010, by which time the company currently expects to complete at least one corporate partnership.

Financial Results

As of June 30, 2009, ARYx had cash, cash equivalents and marketable securities totaling $22.6 million which is in line with previous cash flow projections.

For the quarter, ARYx reported a net loss of $9.4 million or $0.34 per share, compared to a net loss of $11.9 million or $0.67 cents per share in the same quarter of 2008.

ARYx had no revenue in the second quarter of 2009 compared to revenue of $1.1 million for the second quarter of 2008. Revenues in 2008 were earned pursuant to the company’s former collaboration agreement with Procter & Gamble Pharmaceuticals. That agreement was terminated in July 2008, with all payments to ARYx fully earned by the third quarter of 2008.

Research and development expenses for the second quarter of 2009 were $6.3 million, compared to $10.0 million during the same period of 2008. The decrease in 2009 is primarily due to the completion of the Phase 2b clinical trial of budiodarone in December 2008, lower drug manufacturing costs in support of the tecarfarin Phase 2/3 clinical trial, lower costs related to the ATI-9242 product candidate due to the substantial completion of a Phase 1 clinical study, and a reduction in other research-related expenditures. With the exception of costs related to the ongoing 100-patient extension study of Embrace AC and wrap-up costs related to the recently completed 600-patient EmbraceAC study, external clinical costs for the remainder of the year are expected to decline significantly.

ARYx’s general and administrative expenses during the second quarter of 2009 were $2.6 million compared with $2.7 million for the same period last year. The decrease in expense for 2009 is primarily due to a restructuring of ARYx’s executive bonus compensation plan to a contingent milestone basis as outlined in the company’s 2009 proxy statement filed with the Securities and Exchange Commission on April 22, 2009. Second quarter expense also includes approximately $390,000 of non-cash stock compensation expense.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast on Thursday, August 13, 2009 at 8:00 a.m. Pacific Time to review the results for second quarter 2009 and to provide a general business update on the company. The Webcast will be available live via the Internet by accessing the ARYx Website at http://www.aryx.com. Alternatively, the call can be accessed by dialing 877-440-5784. Participants outside of the U.S. should dial 719-325-4856. The passcode for the call is 4948763.

Replays of the call will be available through August 31, 2009 at ARYx’s Website.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical development: an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (previously named ATI-2042); an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (previously named ATI-5923); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit ARYx’s Website at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the potential safety and efficacy and commercial potential of ARYx’s product candidates, the initiation of new clinical trials, the timing and availability of ARYx’s clinical results the ability of preliminary data and trends to be predictive of future data or results, and ARYx’s ability to find partners to help advance its product candidates through clinical development. Words such as “believes,” “continues,” “could,” “expects,” “may,” “planning” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that ARYx will need substantial additional funding and may be unable to raise additional capital when needed which would force ARYx to limit or cease its operations and related product development programs, the risk that collaborative arrangements will likely place the development of ARYx’s product candidates outside of its control, the risk that ARYx depends on collaborative arrangements to complete the development and commercialization of each of its product candidates and ARYx may have to alter its development and commercialization plans if collaborative relationships are not established for tecarfarin, budiodarone and ATI-7505, the risk that ARYx’s product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for its product candidates could severely harm ARYx’s business, and the risk that third party manufacturers could delay or prevent the clinical development of ARYx’s product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$11,933	$35,999
Marketable securities	10,306	8,588
Other current assets	923	1,263
Total current assets	23,162	45,850
Property and equipment, net	2,726	3,198
Other assets	1,976	2,100
Total assets	$27,864	$51,148

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$2,671	$7,584
Current portion of long-term borrowings	7,459	3,404
Total current liabilities	10,130	10,988
Long-term borrowings	1,247	11,278
Other non-current liabilities	7,127	1,436
Stockholders’ equity:
Common stock	27	27
Additional paid-in capital and other	182,505	181,330
Accumulated deficit	(173,172)	(153,911)
Total stockholders’ equity	9,360	27,446
Total liabilities and stockholders’ equity	$27,864	$51,148

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)
Revenue:
Collaboration services	$—	$164	$—	$232
Technology license fees	—	974	—	1,948
Total revenue	—	1,138	—	2,180

Costs and expenses:
Cost of collaboration service revenue	—	164	—	232
Research and development	6,271	10,045	13,060	17,645
Selling, general and administrative	2,622	2,664	5,225	5,596
Total costs and expenses	8,893	12,873	18,285	23,473
Loss from operations	(8,893)	(11,735)	(18,285)	(21,293)

Interest and other income, net	11	308	65	857
Interest expense	(496)	(469)	(996)	(963)
Other-than-temporary loss on investments	(14)	—	(14)	—
Net loss	$(9,392)	$(11,896)	$(19,230)	$(21,399)

Basic and diluted net loss per share	$(0.34)	$(0.67)	$(0.70)	$(1.21)
Weighted average shares used to compute basic and diluted net loss per share	27,374	17,641	27,359	17,636